UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Cyxtera Technologies, Inc.
(f/k/a Starboard Value Acquisition Corp.)
(Name of Issuer)

Class A common stock, par value $0.0001 per share
(Title of Class of Securities)

23284C 102
 (CUSIP NUMBER)

Jeffrey C. Smith
Starboard Value LP
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977

 COPIES TO:

Jason Daniel
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street
Suite 1800
Dallas, TX 75201
(214) 969-4209
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Not Applicable
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box   ◻.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 22,130,128(1)(2(3)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 22,130,128(1)(2)(3)
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,130,128 (1)(2)(3)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.9%
14		TYPE OF REPORTING PERSON* PN

(1)	Includes 1,853,813 shares of Class A common stock, par value $0.0001 per share (“Shares”) issuable upon exercise of Forward Purchase Warrants (as defined in Item 4 below).
(2)	Includes 3,750,000 Optional Shares (as defined in Item 4 below).
(3)	Includes Shares, Shares underlying Forward Purchase Warrants and Shares eligible to be received under the Optional Share Purchase Agreement held by a managed account.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 12,384,694 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 12,384,694 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,384,694 (1)(2)
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 7.3%
14		TYPE OF REPORTING PERSON* CO

(1)	Includes 1,064,090 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 2,092,500 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,189,382 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,189,382 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,189,382 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.3%
14	TYPE OF REPORTING PERSON* OO

(1)	Includes 183,527 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 363,750 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,301,928 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,301,928 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,301,928 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

(1)	Includes 109,375 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 217,500 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,301,928 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,301,928 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,301,928 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

(1)	Includes 109,375 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 217,500 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,303,414 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,303,414 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,303,414 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.4%
14	TYPE OF REPORTING PERSON* OO

(1)	Includes 194,500 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 367,500 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,001,486 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,001,486 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,001,486 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

(1)	Includes 85,275 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 150,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,001,486 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,001,486 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,001,486 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

(1)	Includes 85,275 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 150,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard X Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,722,647 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,722,647 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,722,647 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.0%
14	TYPE OF REPORTING PERSON* CO

(1)	Includes 98,252 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 412,500 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Value GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 22,130,128 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 22,130,128 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,130,128 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.9%
14	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,853,813 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 3,750,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Principal Co LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 22,130,128 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 22,130,128 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,130,128 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.9%
14	TYPE OF REPORTING PERSON* PN

(1)	Includes 1,853,813 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 3,750,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Starboard Principal Co GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 22,130,128 (1)(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 22,130,128 (1)(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,130,128 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.9%
14	TYPE OF REPORTING PERSON* OO

(1)	Includes 1,853,813 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 3,750,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Jeffrey C. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 22,130,128 (1)(2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 22,130,128 (1)(2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,130,128 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.9%
14	TYPE OF REPORTING PERSON* IN

(1)	Includes 1,853,813 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 3,750,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Peter A. Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 22,130,128 (1)(2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 22,130,128 (1)(2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,130,128 (1)(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 12.9%
14	TYPE OF REPORTING PERSON* IN

(1)	Includes 1,853,813 Shares issuable upon exercise of Forward Purchase Warrants.
(2)	Includes 3,750,000 Optional Shares.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS SVAC Sponsor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 16,203,840 (1)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 16,203,840 (1)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,203,840 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 9.4%
14	TYPE OF REPORTING PERSON* OO

(1)	Includes 6,723,127 Shares issuable upon exercise of the Private Placement Warrants (as defined in Item 4 below).

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS SVAC Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 16,203,840 (1)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 16,203,840 (1)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,203,840 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 9.4%
14	TYPE OF REPORTING PERSON* OO

(1)	Includes 6,723,127 Shares issuable upon exercise of the Private Placement Warrants.

CUSIP No. 23284C 102

1	NAME OF REPORTING PERSONS Martin D. McNulty, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ◻ (b) ◻
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ◻
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 505,150
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 505,150
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 505,150
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ◻
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* IN

The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (“Amendment No. 1”).  This Amendment No. 1 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and restated as follows:

Funds for the purchase of securities reported herein were derived from available working capital of SVAC Sponsor LLC (the “Sponsor”). Substantially all of the membership interests in the Sponsor are held by the Starboard Clients (as defined below), and the remaining membership interests are held by third-party industry advisors.  The Sponsor paid to the Issuer $25,000 for the Founder Shares (as defined in Item 4) in the aggregate, including some Founders Shares that have been subsequently transferred, and $10,084,690.50 for the Private Placement Warrants (as defined in Item 4), for a total of $10,109,690 from the Sponsor.  The purchase prices paid by each of the Starboard Funds and an account managed by Starboard Value LP (the “Starboard Value LP Account” and, collectively with the Starboard Funds, the “Starboard Clients”) are listed on Schedule B. Mr. McNulty paid $1,250 for his portion of the Founders Shares and received additional Founders Shares through a dividend.

Signatures

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2021

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
its manager

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP,
its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
By: Starboard Value L LP,
its general partner

STARBOARD P FUND LP
By: Starboard Value P GP LLC,
its general partner

STARBOARD VALUE P GP LLC
By: Starboard Value R LP,
its member

STARBOARD VALUE L LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD X MASTER FUND LTD
By: Starboard Value LP,
its investment manager

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC,
its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

SVAC SPONSOR LLC

SVAC MANAGER LLC

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld

/s/ Martin D. McNulty, Jr.
MARTIN D. MCNULTY, JR.

SCHEDULE B
Schedule of Acquisitions Occurring in Connection with the Consummation of the Business Combination

Forward Purchase Shares

Starboard Client	Amount Acquired	Amount Paid
Starboard Value and Opportunity C LP	621,053	5,900,003.50
Starboard Value LP Account	1,778,947	16,899,996.50
Starboard Value and Opportunity Master Fund Ltd	6,042,104	57,399,998.00
Starboard Value and Opportunity S LLC	1,042,105	9,899,997.50
Starboard Value and Opportunity Master Fund L LP	484,211	4,600,004.50
Starboard X Master Fund Ltd	557,895	5,300,002.50

Private Placement Shares

Starboard Client	Amount Acquired	Amount Paid
Starboard Value and Opportunity C LP	354,000	3,540,000.00
Starboard Value LP Account	924,000	9,240,000.00
Starboard Value and Opportunity Master Fund Ltd	3,186,000	31,860,000.00
Starboard Value and Opportunity S LLC	600,000	6,000,000.00
Starboard Value and Opportunity Master Fund L LP	282,000	2,820,000.00
Starboard X Master Fund Ltd	654,000	6,540,000.00

Forward Purchase Warrants

Starboard Client	Amount Acquired
Starboard Value and Opportunity C LP	109,375
Starboard Value LP Account	313,294
Starboard Value and Opportunity Master Fund Ltd	1,064,090
Starboard Value and Opportunity S LLC	183,527
Starboard Value and Opportunity Master Fund L LP	85,275
Starboard X Master Fund Ltd	98,252

Optional Shares

Starboard Client	Amount Acquired
Starboard Value and Opportunity C LP	217,500
Starboard Value LP Account	513,750
Starboard Value and Opportunity Master Fund Ltd	2,092,500
Starboard Value and Opportunity S LLC	363,750
Starboard Value and Opportunity Master Fund L LP	150,000
Starboard X Master Fund Ltd	412,500